EXHIBIT 12.1

                Computation of Ratio of Earnings to Fixed Charges
                                   2004 - 2000

                          (in millions, except ratios)

                                                                                Year Ended December 31,
                                                             ------------------------------------------------------------
                                                               2004         2003         2002         2001         2000
                                                             --------     --------     --------     --------     --------
Earnings as defined:
   Profit before tax as reported.....................        $1,178.8     $1,049.0     $  954.4     $  816.3     $  873.0
   Add: Dividends from affiliates....................            13.9         15.9         17.2         28.4         39.2
        Interest expense.............................            51.1         57.9         45.5         90.9        116.7
        Interest factor (re: rentals)(a).............           161.0        162.6        154.4        150.9        131.6
                                                             --------     --------     --------     --------     --------
Total earnings.......................................        $1,404.8     $1,285.4     $1,171.5     5$1,086.5     $1,160.5
                                                             ========     ========     ========     ========     ========
Fixed charges as defined:
   Interest expense..................................        $   51.1     $   57.9     $   45.5     $   90.9     $  116.7
   Interest factor (re: rentals)(a)..................           161.0        162.6        154.5        150.9        131.6
                                                             --------     --------     --------     --------     --------
Total fixed charges..................................        $  212.1     $  220.5     $  200.0     $  241.8     $  248.3
                                                             ========     ========     ========     ========     ========
Ratio of earnings to fixed charges...................           6.62x        5.83x        5.86x        4.49x        4.67x

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(a)   The interest factor related to rentals reflects the appropriate portion of rental expense representative of an interest factor.